Exhibit 24(b)(8.7)
FIFTH AMENDMENT
TO FUND PARTICIPATION AGREEMENT

THIS FIFTH AMENDMENT dated as of October 15, 2013, by and between
AllianceBernstein Investments, Inc. (the "Distributor") and ING Life Insurance and Annuity
Company ("ING Life"), and ING Financial Advisers, LLC ("ING Financial") (collectively,
"ING"), is made to the Fund Participation Agreement dated as of October 26, 2000, as amended. Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties now desire to amend the Agreement to update the list of Funds to make Class Z shares of the AllianceBernstein Funds available to clients of ING.

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as follows:

Schedule B to the Agreement – List of Available Funds and Fee Schedule – is deleted in its entirety and replaced with the Schedule B attached hereto.

Except as provided herein, the terms and conditions contained in the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year set forth above.

ING LIFE INSURANCE AND		ALLIANCEBERNSTEIN
ANNUITY COMPANY		INVESTMENTS, INC.

By: /s/Lisa Gilarde		By: /s/Daniel A. Notto
Name:	Lisa Gilarde	Name: Daniel A. Notto
Title:	Vice President	Title: Assistant Secretary

ING FINANCIAL ADVISERS, LLC

By: /s/Patrick J. Kennedy
Name:	Patrick Kennedy
Title:	President

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Schedule B

List of Available Funds
Class A shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund
Class R shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund
Class K shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund
Class I shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund
Class Z shares of All AllianceBernstein Funds (not applicable to the AllianceBernstein Exchange Reserves Fund)
Institutional Class shares of the AllianceBernstein Global Real Estate Investment Fund II [ARIIX]

Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor will pay a fee to
ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

Share Class	A	R	K	I	Z
12b-1 Fees	___%	___%	___%	___%	___%
Service	___%	___%	___%	___%	___%
Fees*
Total Fees	___%	___%	___%	___%	___%

* No Service Fees shall be payable under the Agreement with respect to the AllianceBernstein
Exchange Reserves Fund or the Institutional Class shares of the AllianceBernstein Global Real
Estate Fund II.

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